Exhibit 1

FOR IMMEDIATE RELEASE

Global Sources Press Contact in Asia:	Global Sources Investor Contact in Asia:

Camellia So	Eddie Heng
Tel: (852) 2555-5021	Tel: (65) 6547-2850
e-mail: cso@globalsources.com	e-mail: eheng@globalsources.com

Global Sources Press Contact in U.S.:	Global Sources Investor Contact in U.S.:

James W.W. Strachan	Moriah Shilton & Cathy Mattison
Tel: (1 602) 978-7504	Lippert/Heilshorn & Associates, Inc.
e-mail: strachan@globalsources.com	Tel: (1 415) 433-3777 e-mail: cmattison@lhai.com

Global Sources’ Previous 10% Acquisition of HC International, Inc.
Price Remains Approximately $9.9 Million
- Price Adjustment Not Required -
 - Option to Increase Equity Stake Valid until June 20, 2007 -

NEW YORK, March 19, 2007 - Global Sources Ltd. (NASDAQ:GSOL) announced today that it will not be required to adjust the acquisition price for its subsidiary’s, Trade Media Holdings Limited’s, June 21, 2006 purchase of 47,858,000 HC International, Inc. (SEHK: 8292) shares under a condition relating to the achievement of certain performance benchmarks by HC International, Inc., as those performance benchmarks have not been met.

Trade Media Holdings Limited still holds an option to increase its equity stake in HC International, Inc. by an additional 167,722,814 HC International, Inc. shares held by IDG Technology Venture Investment, Inc. and other option grantors, including certain members of the senior management of HC International, Inc., together with a further 4,185,320 HC International, Inc. shares that may be issued to certain directors of HC International, Inc. pursuant to its share option schemes. This option is valid until June 20, 2007.

Details of Global Sources’ previous purchase of 47,858,000 HC International, Inc. shares

On June 21, 2006, Trade Media Holdings Limited completed the purchase of 47,858,000 HC International, Inc. shares for HK$77,027,451, or approximately US$9,875,314, based on HK$1.6095, or approximately US$0.2063, per HC International, Inc. share. This was subject to a potential additional future payment of HK$0.6497, or approximately US$0.0833, per HC International, Inc. share, by Trade Media Holdings Limited, if and when certain conditions are met, including the achievement by HC International, Inc. of a certain benchmark with reference to the HC International, Inc. group’s performance during a certain period.

The performance benchmark has not been achieved, and accordingly, the relevant condition for the acquisition price adjustment is no longer applicable.

About Global Sources
Global Sources is a leading business-to-business (B2B) media company and a primary facilitator of two-way trade with Greater China. The core business is facilitating trade from Greater China to the world, using a wide range of English-language media. The other key business segment facilitates trade from the world to Greater China using Chinese-language media.

The company provides sourcing information to volume buyers and integrated marketing services to suppliers. It helps a community of over 560,000 active buyers source more profitably from complex overseas supply markets. With the goal of providing the most effective ways possible to advertise, market and sell, Global Sources enables suppliers to sell to hard-to-reach buyers in 230 countries.

The company offers the most extensive range of media and export marketing services in the industries it serves. It delivers information on 1.8 million products and more than 150,000 suppliers annually through 13 online marketplaces, 11 monthly magazines, over 100 sourcing research reports and nine specialized trade shows which run 22 times a year across seven cities. Suppliers receive more than 10 million sales leads annually from buyers through Global Sources Online (http://www.globalsources.com) alone.

Global Sources has been facilitating global trade for 36 years. In mainland China it has over 1,600 team members in 44 locations, and a community of over 1 million registered online users and magazine readers for Chinese-language media.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933, as amended and Section 21-E of the Securities Exchange Act of 1934, as amended. The company’s actual results could differ materially from those set forth in the forward-looking statements as a result of the risks associated with the company's business, changes in general economic conditions, and changes in the assumptions used in making such forward-looking statements.